Exhibit 99.1

[Letterhead of Taikang Insurance Group]

September 8, 2016
Sotheby’s
1334 York Avenue
New York, NY 10021

Domenico and Tad:

Following up on our recent discussions, Taikang Insurance Group (formerly known as Taikang Life Insurance Co., Ltd.) (“Taikang”) is pleased to be able to work with Sotheby’s to identify a qualified independent director to add to its Board. As we recognize that this process could take a few weeks, I am confirming to Sotheby’s that until November 6, 2016, Taikang and its affiliates will not acquire beneficial ownership of any additional shares of Sotheby’s common stock or encourage any other person to do so or become part of a group that beneficially owns any Sotheby’s common stock. If the director identification process discussed above ceases to be ongoing for any reason, either Taikang or Sotheby’s may terminate this letter on 10 days prior written notice to the other party. The terms used in this letter shall have the same meaning as they have in the Securities Exchange Act of 1934 and Regulation 13D-G thereunder.

We expect to enter into a customary support and standstill agreement when the search is successfully completed.

Sincerely,

/s/ Chen Dongsheng

Chen Dongsheng
Chairman and CEO
Taikang Insurance Group